Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
ICR Inc.	FGX International
R. Idalia Rodriguez	Anthony DiPaola
Investor Relations	Chief Financial Officer
203-682-8264	401-719-2253

FGX International Reports Strong Sales and Earnings Growth for

the Third Quarter and First Nine Months of 2008

Smithfield, RI (November 12, 2008) – FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry, today announced financial results for its third quarter and nine months ended October 4, 2008.

Highlights for the quarter include:

•                  Net sales increased 10% to $59.1 million in the current period from $53.9 million in the third quarter of 2007.

•                  Net income increased to $3.9 million from break even in the third quarter of 2007.

•                  Earnings per diluted share increased to $0.18 in the third quarter of 2008 from break even in the third quarter of 2007.

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 9% to $12.2 million from $11.2 million in the third quarter of 2007.

Net Sales by Segment:

($ amounts in thousands)	3rd Quarter 2008	3rd Quarter 2007	$ Inc / (Dec)	% Inc / (Dec)
Non-prescription Reading Glasses	$36,501	$30,935	$5,566	18%
Sunglasses & Prescription Frames	$10,425	$8,698	$1,727	20%
Costume Jewelry	$5,151	$6,770	$(1,619)	(24)%
International	$7,026	$7,516	$(490)	(7)%
Total	$59,103	$53,919	$5,184	10%

CEO Alec Taylor commented, “The momentum we experienced in the first six months of the year continued into the third quarter despite challenging economic times in which many of our retail partners experienced sales softness.  Our Foster Grant and Magnivision brands are providing great value to consumers who look for brand names they know and trust.  Additionally, we continued to maintain our high gross margins in the face of inflationary pressures while once again improving on key working capital metrics.”

Highlights for the nine months include:

•                  Net sales increased 7% to $189.9 million in the first nine months of 2008 from $177.7 million in the first nine months of 2007.

•                  Net income increased 200% to $10.2 million in the first nine months of 2008 from $3.4 million in the first nine months of 2007.

•                  Earnings per diluted share increased to $0.48 in the first nine months of 2008 from $0.23 in the first nine months of 2007, a 109% increase.

•                  EBITDA increased 4% to $35.9 million in the first nine months of 2008 from $34.4 million in the first nine months of 2007.

Net Sales by Segment:

($ amounts in thousands)	Nine Months 2008	Nine Months 2007	$ Inc / (Dec)	% Inc / (Dec)
Non-prescription Reading Glasses	$95,054	$86,073	$8,981	10%
Sunglasses & Prescription Frames	$54,219	$45,208	$9,011	20%
Costume Jewelry	$12,855	$17,804	$(4,949)	(28)%
International	$27,763	$28,597	$(834)	(3)%
Total	$189,891	$177,682	$12,209	7%

The increase in non-prescription reading glasses for the third quarter of 2008 was driven by organic growth from new and existing customers.  The increase in the nine month period from the corresponding period a year ago was due to a combination of organic growth and rollouts to new customers. This increase was partially offset by a non-anniversaried rollout at a major retailer in the first quarter of 2007 and the discontinuation of the Company’s opening price point program at Wal*Mart in September 2008.

The increase in sales in the sunglasses and prescription frame segment for both the quarter and first nine months was due to organic growth at existing customers and higher sales related to a promotional program at a major customer.

Declines in the costume jewelry segment for the third quarter and first nine months of 2008 were principally due to a loss of sales at a major customer. The Company is continuing its strategic review of its costume jewelry business and expects to announce the results of that review in its fourth quarter 2008 earnings release.

Sales in the Company’s international segment were down 7% for the third quarter and 3% for the first nine months when compared to the corresponding year ago periods due to lower than expected sunglasses sales in the UK and a non-anniversaried reading glass roll-out in the UK in the first quarter of 2007.  These results were once again partially offset by higher sales across all product categories in Canada for both the third quarter and the first nine months of 2008.

CEO Alec Taylor commented, “We were pleased with our third quarter 2008 financial results, particularly in light of the current retail environment.  Our non-prescription reading glasses business continued to enjoy strong and predictable results with double digit year-over-year sales increases while maintaining high gross margins.  Our sunglasses business enjoyed an excellent summer selling season, once again posting impressive sales growth compared to the prior year period. We remain on track to complete 2008 within our guidance announced at the end of last year.”

A reconciliation of EBITDA and Free Cash Flow, which are non-GAAP measures, are included in the Consolidated Statements of Income and Other Selected Data, and related notes thereto, attached to this release.  The Company believes that non-GAAP measures are useful for an understanding of its ongoing business.

Additional Results:

The following additional results were experienced in the third quarter and first nine months of 2008:

•                  In the third quarter of 2008, gross margin as a percentage of net sales was 56.2% versus 54.1% in the comparable period for the prior year. For the first nine months of 2008, gross margin as a percentage of net sales was 54.1% compared to 53.4% in the prior year period. The gross margin increase in the third quarter and first nine months was principally due to a favorable sales mix compared to the corresponding period a year ago.

•                  In the third quarter of 2008, operating income increased to $7.6 million from $6.5 million in the third quarter of 2007. For the first nine months of 2008, operating income increased to $21.2 million from $20.5 million in the comparable period for the prior year. The increase in operating income for the third quarter of 2008 was driven by increased sales and higher gross margins. Third quarter 2008 operating results were partially offset by higher operating costs, principally fixture depreciation expense, freight costs and costs associated with being a public company. The increase in operating income for the nine months of 2008 was driven by higher sales, higher gross margins and a non-anniversaried $1.9 million abandoned lease charge incurred during the second quarter of 2007. Nine months operating results were partially offset by higher operating costs, principally fixture depreciation expense, freight costs and costs associated with being a public company.

•                  In the third quarter of 2008, interest expense decreased to $1.5 million from $6.0 million in the third quarter of 2007. For the first nine months of 2008, interest expense decreased to $4.7 million from $17.4 million in the comparable period for the prior year. The decrease in interest expense in both periods of 2008 was driven by initial public offering proceeds which reduced indebtedness in the fourth quarter of 2007, and a new debt facility entered into in December 2007 which carries lower interest rates.

•                  Capital expenditures were $3.6 million in the third quarter of 2008 compared to $3.3 million in the third quarter of 2007 and $10.5 million in the first nine months of 2008 compared to $11.2 million during the first nine months of 2007. The increase during the quarter was related to the purchases of store displays to support new business rollouts.  The decrease in the first nine months of 2008 was the result of a non-anniversaried capital investment made in the prior year period to support the rollout of a new non-prescription reading glasses and sunglasses program at a major customer.

•                  Days sales outstanding improved to 76 days in the current quarter from 79 days in the third quarter of fiscal 2007 and improved to 67 days in the first nine months of 2008 from 79 days in the first nine months of 2007. This improvement was due to a continuing focus on working capital management.

•                  Inventory days on hand improved to 135 days in the current quarter from 137 days in the third quarter of fiscal 2007 and improved to 109 days in the first nine months of 2008 from 116 days in the first nine months of 2007. This improvement was due to a concentrated focus on inventory management.

•                  Stock compensation expense was $0.6 million, or $0.02 per diluted share, in the current quarter compared to $0.2 million, or $0.01 per diluted share, in the third quarter of 2007. Stock compensation expense was $1.7 million, or $0.05 per diluted share, in the first nine months of 2008 compared to $0.5 million, or $0.02 per diluted share, in the first nine months of 2007.

•                  During the third quarter of 2008, the Company did not repurchase any additional shares under its stock buyback program. For the first nine months of 2008, the Company repurchased a total of 133,788 of its outstanding ordinary shares at an average price per share of $11.07 under its stock buyback program. The Company has approximately $10.5 million of stock buyback authorization remaining under the previously approved program.

Update of Key Accounts

•                  During the third quarter the Company entered into a contract with Hudson News to provide sunglasses and reading glasses at approximately 400 airport and other major transportation hub gift shops.  The Company expects to ship approximately $3-4 million of product in connection with this program in 2009.

Liquidity and Capital Resources

As of October 4, 2008, the Company had $64.7 million of availability under its revolving credit facility, which expires in 2012. In addition, through the first nine months of 2008, FGXI has generated $25.4 million of Free Cash Flow.  The Company believes it has adequate liquidity and capital resources to operate its business as currently conducted.

Outlook

For the fourth quarter 2008, excluding any unforeseen charges or events, the Company currently expects net sales in the range of $66-68 million, earnings per diluted share in the range of $0.29 – 0.31 and EBITDA in the range of $18-20 million.  These ranges would yield full year 2008 net sales of $256-258 million, earning per diluted share of $0.77-0.79 and EBITDA of $54-56 million.

The Company anticipates stock compensation expense to be approximately $0.6 million, or $0.02 per diluted share, in the fourth quarter of 2008.

Actual results may differ materially from these estimates as a result of various factors, and we refer you to the cautionary language under the heading “Forward-Looking Statements” when considering this information.

The Company intends to provide its financial outlook for 2009 in its fourth quarter earnings release.  This should allow for greater clarity with respect to the general retail environment and the Company’s prospects for 2009.

Conference Call Information

The Company will host a conference call on Thursday, November 13, 2008 at 8:30AM ET to discuss its financial results. To access the conference call information, please visit www.fgxi.com under the tab “Investors”. To participate by telephone please dial 888-680-0869. International callers please dial 617-213-4854. The access code is 51663039. Investors are advised to dial into the call at least ten minutes prior to the call.

A replay of the conference call will be available through Thursday November 20, 2008. To access the replay by phone, the domestic dial-in number is 888-286-8010 and the international dial-in is 617-801-6888. The access code for the replay is 83037080. To access the replay via webcast, please visit www.fgxi.com under the tab “Investors”.

About FGX International

FGX International Holdings Limited is a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision®, Angel ™ , Gargoyles® and Anarchy®. The Company does business through offices in Smithfield, Rhode Island, Bentonville, Arkansas, New York City, Toronto, Canada, Mexico City, Mexico, Stoke-on-Trent, United Kingdom and Shenzhen, China.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in the Outlook section of this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the failure to execute, or the timing of execution of, anticipated customer contracts; deteriorating economic conditions and decreases in consumer spending; the Company or others may discover that the Company’s products must be recalled because of defects; consumers, retailers, shareholders and/or others may bring litigation or other claims against the Company related to its products that may cause it to incur substantial costs to resolve; interruptions of supply from our Asian product manufacturers; lost production capacity, production errors and quality control errors at our product manufacturers; political instability or changing conditions in transportation services in foreign countries; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; material changes in customers’ inventory and working capital policies; a material reduction, cessation, or postponement of purchases by our customers; failure to comply with federal or state regulation of the distribution or sale of our products; the uncertainty of the litigation process including the risk of an unfavorable result in current or future litigation; depending upon market conditions, the Company may not complete the stock buyback program; interest rate fluctuations; the Company’s credit insurance may not cover all of our outstanding accounts receivable; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.

These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail in Part I, Item 1A – Risk Factors in our Form 10-K for the year ended December 29, 2007, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

(Unaudited, in thousands, except per share data)

	Three Months Ended (4)
	October 4, 2008	September 29, 2007

Net sales:
Non-prescription Reading Glasses	$36,501	$30,935
Sunglasses and Prescription Frames	10,425	8,698
Costume Jewelry	5,151	6,770
International	7,026	7,516

Total net sales	59,103	53,919
Cost of sales	25,880	24,762
Gross profit	33,223	29,157

Operating expenses:
Selling expenses	18,406	16,134
General and administrative expenses	5,927	4,998
Amortization of acquired intangibles	1,295	1,543
Abandoned lease charge	—	—
Total operating expenses	25,628	22,675

Operating income	7,595	6,482

Interest expense, net	1,478	6,037
Other income (expense), net	(198)	56

Income before income taxes and minority interest	5,919	501

Income tax expense (benefit)	1,909	539

Income (loss) before minority interest	4,010	(38)

Minority interest expense	103	20
Net income (loss)	$3,907	$(18)

EPS: Basic	$0.18	$(0.00)
Diluted	$0.18	$(0.00)

Weighted average shares outstanding:
Basic	21,171	14,638
Diluted	21,316	14,638

Capital expenditures	$3,609	$3,282

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

Net income (loss)	$3,907	$(18)
Income tax expense (benefit)	1,909	539
Interest expense, net	1,478	6,037
Depreciation and amortization	4,935	4,611

EBITDA (1)	$12,229	$11,169

EBITDA margin (EBITDA / net sales)	20.7%	20.7%

The table below reconciles Free Cash Flow to the EBITDA table above.

EBITDA	$12,229	$11,169
Less: Capital Expenditures	(3,609)	(3,282)

Free Cash Flow (1)	$8,620	$7,887

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

(Unaudited, in thousands, except per share data)

Reconciliation of Results “As Reported” in accordance with GAAP to Results “Excluding Adjustments” (2), a non GAAP measure

	Nine Months Ended (4)
	October 4, 2008	September 29, 2007
	As	As		Excluding
	Reported	Reported	Adjustments (3)	Adjustments

Net sales:
Non-prescription Reading Glasses	$95,054	$86,073	$—	$86,073
Sunglasses and Prescription Frames	54,219	45,208	—	45,208
Costume Jewelry	12,855	17,804	—	17,804
International	27,763	28,597	—	28,597

Total net sales	189,891	177,682	—	177,682
Cost of sales	87,243	82,887	—	82,887
Gross profit	102,648	94,795	—	94,795

Operating expenses:
Selling expenses	58,652	52,797	—	52,797
General and administrative expenses	18,844	15,033	—	15,033
Amortization of acquired intangibles	3,886	4,629	—	4,629
Abandoned lease charge	—	1,865	(1,865)	—
Total operating expenses	81,382	74,324	(1,865)	72,459

Operating income	21,266	20,471	1,865	22,336

Interest expense, net	4,700	17,373	—	17,373
Other income (expense), net	(144)	180	—	180

Income before income taxes and minority interest	16,422	3,278	1,865	5,143

Income tax expense (benefit)	5,869	(327)	746	419

Income before minority interest	10,553	3,605	1,119	4,724

Minority interest expense	370	206	—	206
Net income	$10,183	$3,399	$1,119	$4,518

EPS: Basic	$0.48	$0.23	$—	$0.31
Diluted	$0.48	$0.23	$—	$0.30

Weighted average shares outstanding:
Basic	21,225	14,764		14,764
Diluted	21,361	14,826		14,826

Capital expenditures	$10,511	$11,220		$11,220

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

Net income	$10,183	$3,399	$—	$4,518
Income tax expense (benefit)	5,869	(327)	—	419
Interest expense, net	4,700	17,373	—	17,373
Depreciation and amortization	15,124	13,979	—	13,979

EBITDA (1)	$35,876	$34,424	$—	$36,289

EBITDA margin (EBITDA / net sales)	18.9%	19.4%		20.4%

The table below reconciles Free Cash Flow to the EBITDA table above.

EBITDA	$35,876	$34,424	$—	$36,289
Less: Capital Expenditures	(10,511)	(11,220)	—	(11,220)

Free Cash Flow (1)	$25,365	$23,204	$—	$25,069

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED

SELECTED BALANCE SHEET DATA

(Unaudited, in thousands)

	As of	As of
	October 4, 2008	December 29, 2007

Cash and cash equivalents	$1,969	$4,567
Accounts receivable, net	37,789	53,001
Inventories	34,486	33,226
Accounts payable	21,583	27,364
Revolving line of credit	10,000	20,000
Current maturities of long-term obligations	13,305	7,661
Long-term obligations less current maturities	81,666	92,778
Shareholders’ equity	27,111	17,333

FGX INTERNATIONAL

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

1.               EBITDA represents net income before interest, income taxes, depreciation and amortization. Free Cash Flow represents EBITDA less capital expenditures.  We believe that EBITDA and Free Cash Flow are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry.  We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

We believe EBITDA facilitates company to company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.

EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.  It should not be considered either in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.  Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with U.S. GAAP and using EBITDA only supplementally.

2.               We have presented the “Adjustments” and “Excluding Adjustments” columnar information because we believe it provides securities analysts, investors and other interested parties with more insight as to the Company’s results without regard to certain significant events and transactions that occurred during the fiscal periods presented and that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific U.S. Generally Accepted Accounting Principles (GAAP), or “as reported,” measures, including net income, operating income and gross profit.  Management utilizes this information to better understand its operating results as well as the impact of and progress on certain strategic initiatives.  The columnar information under the caption “Excluding Adjustments” are not substitutes for analysis of our results as reported under U.S. GAAP and should only be used as supplemental information.

3.               Results for the nine months ended September 29, 2007 include a $1.9 million charge incurred during the second quarter of 2007 in connection with the vacancy at the Company’s Miramar, Florida facility.

4.               The Company’s current fiscal year will end on January 3, 2009 and will include 53 weeks.  The third quarter of 2008 included 14 weeks while the third quarter of 2007 included 13 weeks.  Accordingly, the nine month period of 2008 included 40 weeks while the nine month period of 2007 included 39 weeks.